ChromaDex Corporation Reports Third Quarter 2023 Financial Results
Total net sales of $19.5 million, a gross margin of 61.4% and a net loss of $1.0 million while achieving a positive Adjusted EBITDA of $0.5 million and positive operating cash flows for the three months ended September 30, 2023.

LOS ANGELES, CA - November 8, 2023 - ChromaDex Corp. (NASDAQ:CDXC) today announced financial results for the third quarter of 2023.

Third Quarter 2023 and Recent Highlights
•Total net sales were $19.5 million, with $17.4 million from Tru Niagen®, up 14% and 19% from the prior year quarter, respectively.
•Strong gross margin of 61.4%, an increase of 160 basis points, compared to 59.8% from the prior year quarter.
•Sales and marketing expense as a percentage of net sales was 31.0%, an improvement of 340 basis points, compared to 34.4% from the prior year quarter.
•Net loss was $1.0 million or $(0.01) per share, remaining stable compared to the prior year quarter, a notable achievement as the prior year's results included the one-time Employee Retention Tax Credit recognition of $2.1 million ($0.03 per share).
•Adjusted EBITDA, a non-GAAP measure, was a positive $0.5 million, a $1.7 million improvement from the prior year quarter.
•In August 2023, launched Tru Niagen® on iHerb, a global destination for supplements, expanding ChromaDex’s worldwide reach.
•Clinical study published in August 2023 in the peer-reviewed journal Cell Reports found that supplementation of NR effectively reduced inflammation in both healthy subjects and immune cells derived from psoriasis patients.
•In October 2023, launched Tru Niagen® 1,000 mg, the most researched dosage in clinical studies, empowering customers to elevate their NAD levels by up to 150% after three weeks.
•In October 2023, Zesty Paws, a prominent name in pet supplements, partnered with ChromaDex to launch a Healthy Aging NAD+ Precursor supplement for pets, featuring Niagen®. This partnership marks the entry into the longevity category for pets and extends the power of Niagen® to animal companions.
“We had a solid quarter, delivering 14% year-over-year revenue growth, a net loss of only $1.0 million, positive Adjusted EBITDA of $0.5 million, and positive operating cash flows for the third consecutive quarter, ending with $26.8 million in cash and no debt,” said ChromaDex Chief Executive Officer, Rob Fried. “These results serve as a testament to our commitment to financial discipline and operational efficiency. ChromaDex is in its strongest financial position to date, and we expect to unlock commercial opportunities driven by new innovation in 2024 and beyond.”

Results of operations for the three months ended September 30, 2023 compared to the prior year quarter

ChromaDex reported a net sales increase of 14%, or $2.4 million, to $19.5 million. The increase in total net sales was driven by growth in Tru Niagen® sales, partially offset by lower Niagen® ingredient sales.

Gross margin percentage improved 160 basis points to 61.4%. The improvement in gross margin percentage is primarily driven by supply chain management optimization efforts, including improvements in yield loss, and benefits from economies of scale, partly offset by changes in business mix.

Operating expense decreased 1%, or $0.2 million, to $13.1 million due to a $0.3 million reduction in general and administrative expense, partially offset by a slight increase in sales and marketing expense.

Net loss was $1.0 million, or $0.01 loss per share, consistent with the net loss of $1.0 million or $0.01 loss per share for the third quarter of 2022. Notably, the third quarter of 2022 included a one-time recognition of the Employee Retention Tax Credit recognition of $2.1 million, or $0.03 per share, further underlining the improvements in performance this quarter compared to the prior year quarter. Adjusted EBITDA, a non-GAAP measure, was a positive $0.5 million, a $1.7 million improvement from the third quarter of 2022. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net loss, the most directly comparable GAAP measure.

Net cash inflow from operating activities was $6.5 million for the nine months ended September 30, 2023, showing a significant improvement compared to a net cash outflow of $14.8 million in the prior year. This improvement can be attributed to a $10.1 million reduction in net loss and positive cash impacts of $4.1 million from inventory management, $3.0 million from lower prepaid expenses and other assets, $1.5 million from reduced trade receivables, $1.6 million from higher accrued expenses and $0.9 million from higher provisions for doubtful trade receivables.

2023 Full Year Outlook

Looking forward, for the full year, the Company expects between 14% - 16% revenue growth year-over-year, driven by its global e-commerce business, steady growth from new and existing partnerships, upside realized from new partnerships in the first nine months of 2023 and realistic opportunities in the pipeline for the fourth quarter of 2023. The Company projects that gross margin will remain stable year over year as cost savings initiatives and benefits from economies of scale are expected to largely offset continued inflationary pressures. Moreover, further optimization, coupled with new and focused customer acquisition strategies are expected to result in reduced selling and marketing expense as a percentage of net sales. The Company plans to increase investments in research and development to drive innovation, and expects general and administrative expense to be flat to down $1 million year over year.

Investor Conference Call
A live webcast will be held Wednesday, November 8, 2023 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s third-quarter financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investors Relations section of ChromaDex’s website at http://chromadex.com. The toll-free dial-in information for this call is 1-888-330-2446 with Conference ID: 4126168.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on November 8, 2023 through 11:59 p.m. Eastern time on November 15, 2023. The replay of the call can also be accessed by dialing 800-770-2030, using the Replay ID: 4126168.

Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from ChromaDex’s Chief Executive Officer, and statements related to the Company’s 2023 financial outlook including but not limited to revenue growth, gross margin, expenses, and investment plans. Risks that contribute to the uncertain nature of the forward-looking statements include: inflationary conditions and adverse economic conditions; our history of operating losses and need to obtain additional financing; the growth and profitability of our product sales; our ability to maintain sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; risks of conducting business in China; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About ChromaDex:

ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. ChromaDex is the innovator behind the NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio.

The Company delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.truniagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies and supplies these ingredients as raw materials to the manufacturers of consumer products. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on X (formerly Twitter) @ChromaDex and Instagram @TruNiagen and subscribe to our latest news via our website accessible at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations
+1 (949) 356-1620
InvestorRelations@ChromaDex.com

Media Relations
Kendall Knysch
Director of Media Relations
+1 (310) 388-6706 Ext. 689
Kendall.Knysch@ChromaDex.com

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
(In thousands, except per share data)
Sales, net	$19,495	$17,063	$62,374	$51,054
Cost of sales	7,526	6,856	24,531	20,273
Gross profit	11,969	10,207	37,843	30,781
Operating expenses:
Sales and marketing	6,035	5,868	19,918	22,126
Research and development	1,241	1,224	3,799	3,547
General and administrative	5,840	6,180	19,557	22,292
Total operating expenses	13,116	13,272	43,274	47,965
Operating loss	(1,147)	(3,065)	(5,431)	(17,184)

Nonoperating income (expenses):
Other income, net - Employee Retention Tax Credit	—	2,085	—	2,085
Interest income (expense), net	188	(5)	379	(23)
Net loss	$(959)	$(985)	$(5,052)	$(15,122)

Basic and diluted loss per share attributable to common stockholders:	$(0.01)	$(0.01)	$(0.07)	$(0.22)
Basic and diluted weighted average common shares outstanding	75,050	68,345	74,938	68,331

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(In thousands except par values, unless otherwise indicated)	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $152 for both periods presented	$26,773	$20,441
Trade receivables, net of allowances of $993 and $122, respectively; Including receivables from Related Party of $2.9 million and $3.1 million, respectively	5,601	8,482
Inventories	12,624	14,677
Prepaid expenses and other assets	2,183	2,967
Total current assets	47,181	46,567

Leasehold improvements and equipment, net	2,293	2,799
Intangible assets, net	552	671
Right-of-use assets	3,003	3,523
Other long-term assets	454	497
Total assets	$53,483	$54,057

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,198	$9,679
Accrued expenses	9,193	7,337
Current maturities of operating lease obligations	854	680
Current maturities of finance lease obligations	10	16
Customer deposits	189	157
Total current liabilities	19,444	17,869
Deferred revenue	3,806	3,955
Operating lease obligations, less current maturities	2,911	3,539
Finance lease obligations, less current maturities	14	22
Total stockholders’ equity	27,308	28,672
Total liabilities and stockholders’ equity	$53,483	$54,057

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(In thousands)	2023	2022
Net cash provided by / (used in):
Operating activities	$6,468	$(14,770)
Investing activities	(122)	(162)
Financing activities	(14)	(25)
Net increase (decrease) in cash and cash equivalents	6,332	(14,957)
Cash and cash equivalents beginning of period	20,441	28,219
Cash and cash equivalents at end of period	$26,773	$13,262

ChromaDex Corporation and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022

Net loss, as reported	$(959)	$(2,191)	$(1,902)	$(1,418)	$(985)
Adjustments:
Interest (income) expense, net	(188)	(125)	(66)	(26)	5
Depreciation	233	232	228	221	235
Amortization of intangibles	39	39	41	43	44
Amortization of right of use assets	176	173	171	191	170
Share-based compensation	1,117	1,324	1,273	1,326	1,229
Severance and restructuring	86	766	186	13	181
Other income - Employee Retention Tax Credit	—	—	—	—	(2,085)
Adjusted EBITDA	$504	$218	$(69)	$350	$(1,206)

Non-GAAP Financial Information:
To supplement ChromaDex’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA, a non-GAAP financial measure. ChromaDex believes the presentation of such non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of the non-GAAP financial measure has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, such non-GAAP financial measure is among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA is defined as net income before (a) interest, (b) depreciation, (c) amortization, (d) non-cash share-based compensation costs, (e) severance and restructuring expense and (f) Other income from the Employee Retention Tax Credit. While ChromaDex believes that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of such measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.